Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Solera National Bancorp, Inc.
Denver, Colorado

We consent to the use in this Registration Statement on Form SB-2 of Solera National Bancorp, Inc. of our report dated April 4, 2006 (October 16, 2006 as to the uncertainty discussed in Note 1) relating to our audit of the financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated April 4, 2006 (October 16, 2006 as to the uncertainty discussed in Note 1) relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP
Denver, Colorado
October 16, 2006